EXHIBIT 11

           NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
              For the Three Months Ended June 30, 1998 and 1997
                                 (Unaudited)
                     (In Thousands Except Per Share Data)


                                                      1998        1997


Numerator for basic and diluted earnings per
share:
    Earnings available to common stockholders
    before and after assumed conversions:
    Net earnings                                  $   12,270      11,798


Denominator:
    Basic earnings per share -
    weighted-average shares                            3,494       3,491

    Effect of dilutive stock options                      37          28

    Diluted earnings per share -
    adjusted weighted-average
    shares for assumed conversions                     3,531       3,519



Basic earnings per share:
    Net earnings                                  $     3.51        3.38


Diluted earnings per share:
    Net earnings                                  $     3.48        3.35







                                  EXHIBIT 11

           NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
               For the Six Months Ended June 30, 1998 and 1997
                                 (Unaudited)
                     (In Thousands Except Per Share Data)



                                                      1998        1997


Numerator for basic and diluted
earnings per share:
    Earnings available to common stockholders
    before and after assumed conversions:
    Earnings from continuing operations           $   22,640      18,550
    Losses from discontinued operations                  -        (1,000)

    Net earnings                                  $   22,640      17,550


Denominator:
    Basic earnings per share -
    weighted-average shares                            3,493       3,491

    Effect of dilutive stock options                      35          28

    Diluted earnings per share -
    adjusted weighted-average
    shares for assumed conversions                     3,528       3,519



Basic earnings per share:
    Earnings from continuing operations           $     6.48        5.32
    Losses from discontinued operations                  -         (0.29)

    Net earnings                                  $     6.48        5.03


Diluted earnings per share:
    Earnings from continuing operations           $     6.42        5.27
    Losses from discontinued operations                  -         (0.28)

    Net earnings                                  $     6.42        4.99
